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                                                                       Exhibit 3


                                February 10, 1999


Mr. William J. Lansing
President
Fingerhut Companies, Inc.
4400 Baker Road
Minnetonka, MN  55343

Dear Will:

                  Federated Department Stores, Inc. ("Federated") and you have discussed entering into an employment contract providing you with the economics set forth in the attached term sheet. You have told Federated that you intend to remain with Fingerhut after its acquisition. You and we have agreed that the economic terms of the attached term sheet are those under which you would, subject to the balance of this letter, enter into an employment agreement with Federated. This letter is intended to be a NON-BINDING letter of intent setting forth your confirmation that you have agreed to negotiate, in good faith, an employment agreement with Federated consistent with the economic terms outlined in the attached term sheet. Your entering into the employment agreement remains subject to you, with advice of your legal, tax and financial advisors, agreeing to all of the terms and conditions therein.

                  Please sign and return the enclosed acknowledgement copy confirming your agreement.


                                       Sincerely,

                                       Federated Department Stores, Inc.



                                       By:    /s/ RON TYSOE
                                           ------------------------------------

Confirmed and acknowledged
this 10th day of February, 1999:



  /s/ WILLIAM J. LANSING
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                              WILLIAM LANSING

Current Title:                President, Fingerhut

New Title:                    President and CEO, Fingerhut, effective 5/1/99
                              Chairman and CEO, Fingerhut, effective 1/1/00

Current Salary:               $450,000

New Salary:                   $600,000 effective upon closing
                              $800,000 effective 5/1/99

Current Annual Bonus:         Target of 125%, maximum of 168%

New Annual Bonus:             Target of 125%, maximum of 168%.
                              For FY '99, bonus will be calculated at $700,000 base salary and cannot be less than $300,000.

Option Award:                 300,000 options granted effective on merger
                              closing date at closing price of FDS Common Stock on February 10, 1999. 10 year term with 4 year vesting, 25% on each of first, second, third and fourth anniversaries of the grant. In the event that the Company terminates the executive without cause, Management will request Board approval to permit continued vesting of options following termination of employment.

Restricted Stock:             25,000 shares granted effective on merger closing
                              date. Additional shares will be granted effective on merger closing date equal to the number determined by dividing $1,585,769 by the closing price of FDS Common Stock on last trading day immediately preceding merger closing date. FDS to provide tax indemnity to executive. Restrictions for both grants to lapse 25% on each of first, second, third and fourth anniversaries of the grant. In the event that the Company terminates the executive without cause, Management will request Board approval to permit continued vesting of restricted stock following termination of employment.

Additional Investment:        The September 1998 option (370,000 shares) will be
                              exchanged into FDS options with the exercise price to be determined in relation to the closing price of FDS Common Stock on February 10, 1999. (See
                              Exhibit A.) These new options will retain the original vesting schedule. In the event of termination by the Company without cause, any unvested options that resulted from rolling previous options will vest immediately and may be exercised.

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
                              The May 1998 restricted share grant will be exchanged into FDS restricted shares based upon the closing price of FDS Common Stock on February 10, 1999. These new restricted shares will retain the original vesting schedule. (See Exhibit A.) In the event of termination by the Company without cause, restrictions on any shares that resulted from rolling previous shares will lapse immediately and the shares will be owned unconditionally.

Employment Contract:          Three year contract (which will include a
                              modification to the existing severance agreement waiving the right to leave during the 13th month after closing; payout as provided under Retention
                              Arrangements to be paid on first anniversary of the merger closing date.)

Retention Arrangements:       On the first anniversary of the merger closing
                              date, unless executive has terminated employment for other than Good Reason (as defined in the severance agreement) before that date, payout of an amount equal to $1,350,000 (3x FY '98 base salary) plus the greater of (i) $1,650,000 (3x FY
                              '98 bonus) or (ii) 3x actual bonus earned for FY
                              '99 calculated on $450,000 base salary in lieu of any and all rights under Article V of the severance agreement (subject to termination terms and conditions to be agreed to).

                              Compensation package will be reexamined in Spring 2001.

Benefits:                     Additional benefits:
                              40% discount at all Federated divisions with gross-up (currently 47%).
                              Eligible to participate in Federated Matching
                              Aid Program.

Miscellaneous:                The foregoing and the entitlements in Merger
                              Agreement in lieu of any and all rights under
                              Article III of severance agreement.

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                              EXHIBIT A - LANSING


OPTIONS

Assume $44 FDS Common Stock closing price on February 10, 1999.

370,000 shares divided by $44/$25 = 210,227 shares

Exercise price:  $8.52 x $44/$25 = $15

New options: 210,227 FDS shares, vesting 25% per year, commencing on September 25, 1999

RESTRICTED SHARES

Assume $44 FDS Common Stock closing price on February 10, 1999.

Restricted shares value = $3,598,125

$3,598,125 divided by $44 = 81,776 shares

New restricted shares: 81,776 FDS shares vesting 25% per year commencing on May 1, 1999